Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

      We consent to the incorporation be reference herein, of our report dated November 26, 2004 with respect to the consolidated balance sheets of Crown Gold Recoveries (Proprietary) Limited and its subsidiaries as of June 30, 2004 and June 30, 2003 and the related consolidated income statements, statements of changes in equity, cash flow statements and notes thereto for the years in the two-year period ended June 30, 2004, which report appears as an exhibit to the Annual Report on Form 20-F of Durban Roodepoort Deep, Limited for the year ended June 30, 2004, and to the reference to our firm under the caption “Experts” in this prospectus.

/s/ Johan Holtzhausen

Johan Holtzhausen
Director: Energy and Natural Resources

KPMG Inc

Registered Accountants and Auditors
Chartered Accountants (SA)

Johannesburg, Republic of South Africa

December 13, 2004